Exhibit (d)(i)

AMENDMENT TO INVESTMENT ADVISORY SERVICES AGREEMENT

BETWEEN

W.P. STEWART & CO. GROWTH FUND, INC. AND
W.P. STEWART & CO., INC.

This Amendment dated October 2, 2007, to the Investment Advisory Services Agreement dated October 28, 1998 (the “Agreement”), between W.P. Stewart & Co. Growth Fund, Inc. (the “Fund”) and W.P. Stewart & Co., Inc. (the “Adviser”), is hereby made by and between the Fund and the Adviser.

WHEREAS, the parties wish to amend the Advisory Fee as defined in the Agreement with effect from January 1, 2008;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Effective January 1, 2008, Section 7(a), sentence one of the Agreement is amended and restated in its entirety to read as follows:

“As full compensation for all services rendered, facilities furnished and expenses borne by the Adviser hereunder, the Fund shall pay the Adviser compensation quarterly in arrears at an annual rate of one percent (1.0%) of the average daily net assets of the Fund (the “Advisory Fee”).”

IN WITNESS WHEREOF, the undersigned have affixed their signatures signifying their agreement as of the date first above written.

W.P. Stewart & Co. Growth Fund, Inc.		W.P. Stewart & Co., Inc.

By:	/s/ Susan G. Leber	By:	/s/ Rocco Macri
Name:	Susan G. Leber	Name:	Rocco Macri
Title:	Treasurer & Principal Financial Officer	Title:	Chief Executive Officer